Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No’s. 333-157479, 333-151139, 333-147678 and 333-143050) and Form SB-2 (No’s. 333-142599 and 333-143127) of YTB International, Inc. (the “Company”) of our report dated March 16, 2009, on the consolidated financial statements of the Company for the years ended December 31, 2008, 2007 and 2006, and internal control over financial reporting as of December 31, 2008, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/UHY LLP

St. Louis, Missouri
March 16, 2009